Exhibit 4.12

INVESTMENT AGREEMENT

TO: GOLD ROYALTY CORP.

The undersigned (the “Subscriber”) subscribes for and agrees to purchase (i) US$_______________ principal amount of 10.0% unsecured convertible debentures (the “Subscribed Debentures”) of Gold Royalty Corp. (the “Corporation”) at a purchase price of US$_______________ (the “Subscription Price”), all on and subject to the “Terms and Conditions of Investment” attached to and forming part of this investment agreement (the “Agreement”).

Subscriber Signature	Number of Securities:

US$_______________ principal amount of Subscribed Debentures
(Name of Subscriber - please print)
Aggregate Subscription Price:
By:
(Authorized Signature)	Subscribed Debentures: US$_______________

(Official Capacity or Title - please print)

Please print name of individual whose signature appears above if different than the name of the Subscriber printed above.

ii

Subscriber Information	Beneficial Subscriber Information

If the Subscriber is signing as agent for a principal and is not a trust company or a portfolio manager, in either case, purchasing as trustee or agent for accounts fully managed by it, complete the following:
(Subscriber’s Name)

(Subscriber’s Address)	(Name of Principal)

(Telephone Number)	(Principal’s address)

(Fax Number)

(Email Address)	(Telephone Number)

Number and type of securities of the Corporation currently owned:	(Fax Number)

(Email Address)

Register the Securities as set forth below:	Deliver the Securities as set forth below:

(Name)	(Name)

(Address)	(Address)

iii

to be completed by the corporation only

The Corporation accepts the subscription on the terms and conditions of this Agreement, including the attached “Terms and Conditions of Investment”.

Date:

GOLD ROYALTY CORP.

By:
Authorized Signing Officer

Official Capacity or Title:

Terms and Conditions of Investment

Section 1 Terms of the Offering

The subscription pursuant to this Agreement consists of the issuance and sale (the “Offering”) of an aggregate of US$_______________ principal amount of 10.0% unsecured convertible debentures, convertible into common shares of the Corporation (each, a “Common Share”) at a price of US$1.90 per Common Share.

The Subscriber is subscribing for the Subscribed Debentures. As used in this Agreement, “Securities” means the Subscribed Debentures and the Common Shares into which the Subscribed Debentures may be converted (the “Underlying Shares”), the Common Shares issued in satisfaction of the Establishment Fee, if any (as defined below) (the “Establishment Fee Shares”), and the Common Shares that will be issued from time to time in partial satisfaction of the Interest Obligation (as defined in the Subscribed Debentures) owing from time to time pursuant to the Subscribed Debentures (the “Interest Shares” and, together with the Underlying Shares, the “Debenture Securities”), collectively or individually, as the context requires.

The Subscribed Debentures will be created and issued pursuant to a trust indenture (the “Indenture”), substantially in the form set forth in Schedule B, to be entered into between the Corporation and Computershare Trust Company of Canada to be dated as of the Closing Date (as defined below). The specific attributes of the Subscribed Debentures are as set forth in the Indenture.

Section 2 Closing

The completion of the offer, sale and issuance of the Subscribed Debentures and the Establishment Fee Shares as contemplated by this Agreement (the “Closing”) will occur on December 15, 2023 at 8:30 a.m. (Vancouver time) or such other date and/or time as may be determined by the Subscriber and the Corporation (the “Closing Date” and the “Time of Closing”, respectively), subject to satisfaction or waiver by the relevant party of the conditions of closing.

The Establishment Fee Shares issued under this Agreement will be represented by Direct Registration System advices (“DRS Advices”) and the Subscribed Debentures will be represented in certificated form only. DRS Advices representing the Establishment Fee Shares and the certificate(s) representing the Subscribed Debentures will be registered in the name of the Subscriber and delivered to the Subscriber at the Time of Closing upon satisfaction of the conditions of Closing described below.

Section 3 Conditions of Closing

The offer, sale and issuance of the Securities as contemplated by this Agreement is subject to, among other things, the following conditions being fulfilled or performed on or before the Time of Closing:

(a)	The following conditions which are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in its sole discretion:

(i)	the Subscriber delivering a fully completed and duly executed copy of this Agreement;

(ii)	the Subscriber delivering a duly executed copy of an investor rights agreement (the “Investor Rights Agreement”) between the Corporation and the Subscriber, substantially in the form set forth in Schedule C;

(iii)	the Subscriber delivering fully completed and duly executed copies of all other documentation contemplated by this Agreement;

(iv)	evidence of completed wire transfer as specified on Schedule A representing the aggregate Subscription Price payable for the Subscribed Debentures subscribed for by the Subscriber;

(v)	the offer, sale and issuance of the Securities being exempt from the prospectus requirements of Applicable Securities Laws. As used in this Agreement, “Applicable Securities Laws” means any and all securities laws including, statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards, applicable in British Columbia, the United States of America, and the jurisdictions in which the Securities will be offered, sold and issued;

(vi)	the Subscriber executing and delivering to the Corporation all reports, undertakings or other documents required under Applicable Securities Laws in connection with the offer, sale and issuance of the Securities to the Subscriber;

(vii)	the Corporation obtaining all orders, permits, approvals, waivers, consents, licenses or similar authorizations of Regulators necessary to complete the offer, sale and issuance of (A) the Subscribed Debentures and the Establishment Fee Shares and (B) the Underlying Shares. As used in this Agreement, “Regulator” means (I) any governmental or public entity department, court, commission, board, bureau, agency or instrumentality, (II) any quasi-governmental, self regulatory or private body exercising any regulatory authority under Applicable Securities Laws and (III) the NYSE-American, and any other stock exchange having jurisdiction;

(viii)	the representations and warranties of the Subscriber contained in this Agreement having been true and correct as of the date of this Agreement and being true and correct at the Time of Closing;

(ix)	all documentation relating to the offer, sale and issuance of the Securities being in form and substance satisfactory to the Corporation; and

(x)	none of the Offering nor any other of the transactions or Documents contemplated by this Agreement shall need to be approved by the Corporation’s shareholders pursuant to Applicable Securities Laws or as a condition to being approved by a Regulator.

(b)	The following conditions which are for the exclusive benefit of the Subscriber and may be waived, in whole or in part, by the Subscriber in its sole discretion:

(i)	the representations and warranties of the Corporation contained in this Agreement having been true and correct as of the date of this Agreement and being true and correct at the Time of Closing;

(ii)	the NYSE-American approving the issuance and sale of the Securities and the listing of the Underlying Shares and the Establishment Fee Shares;

(iii)	all documentation relating to the offer, sale and issuance of the Securities, including the Indenture, the Investor Rights Agreement, corporate resolutions and closing certificates, being in form and substance satisfactory to the Subscriber;

(iv)	the Corporation delivering (i) duly executed copies of the Indenture and the Investor Rights Agreement, and (ii) certificates representing the Subscribed Debentures and the DRS Advices representing the Establishment Fee Shares, each duly registered in the name of the Subscriber;

(v)	the Corporation delivering fully completed and duly executed copies of all other documentation contemplated by this Agreement;

(vi)	the Subscriber receiving at the Time of Closing legal opinions addressed to it, in form and substance acceptable to it and its counsel, acting reasonably, by Sangra Moller LLP, counsel to the Corporation (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Corporation as to matters governed by the laws of local jurisdictions and on certificates of officers of the Corporation) as to:

(A)	the Corporation being duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(B)	the Corporation having the corporate power and capacity to own its properties and assets and to carry on its respective business and the Corporation having the corporate power and capacity to execute and deliver this Agreement the Indenture and the Investor Rights Agreement (the “Documents”) and to perform its obligations hereunder and thereunder and to create and issue the Securities;

(C)	the authorized capital of the Corporation;

(D)	the execution and delivery of the Documents and the performance of the transactions contemplated thereby (including the creation, issuance and sale of the Securities) not resulting in a breach of applicable law or any of the terms, conditions or provisions of the notice of articles and articles of the Corporation;

(E)	all necessary corporate action having been taken by the Corporation to authorize the execution and delivery by it of each of the Documents and the performance of its obligations thereunder;

(F)	Odyssey Trust Company having been duly appointed as trustee under the Indenture;

(G)	All necessary corporate action having been taken by the Corporation to authorize (I) the creation, issue and sale of the Subscribed Debentures; (II) the reservation and issuance of the Underlying Shares in accordance with their terms; and (III) the issuance of the Establishment Fee Shares;

(H)	the certificate(s) representing the Subscribed Debentures having been validly authorized, issued and executed by the Corporation and duly authenticated by the Trustee and, upon the Corporation receiving payment of the Subscription Price, the Subscribed Debentures being validly issued;

(I)	upon the conversion of the Subscribed Debentures in accordance with their terms, the Underlying Shares being validly issued and outstanding as fully paid and non-assessable Common Shares;

(J)	upon each payment of Interest Shares pursuant to the Subscribed Debentures, the Interest Shares being validly issued and outstanding as fully paid and non-assessable Common Shares;

(K)	upon the Corporation receiving payment of the Subscription Price, the Establishment Fee Shares being validly issued and outstanding as fully paid and non-assessable Common Shares, evidenced by the DRS Advices and registered in the name of the Subscriber;

(L)	the form of the certificate(s) representing the Subscribed Debentures complying in form and substance with the provisions of the Indenture;

(M)	no registration, filing or recording of, or with respect to, the Indenture being necessary in order to preserve or protect the validity or enforceability of the Indenture or the Subscribed Debentures issued thereunder;

(N)	the issuance and sale of the Subscribed Debentures and the Establishment Fee Shares being exempt from the prospectus requirements of Applicable Securities Laws in British Columbia;

(O)	the issuance and sale of the Underlying Shares in accordance with their terms being exempt from the prospectus requirements of Applicable Securities Laws in British Columbia;

(P)	the first trade of the Securities; and

(Q)	each of the Documents, the certificate(s) representing the Subscribed Debentures and the DRS Advices constituting a legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms (subject to the usual exceptions);

(vii)	since July 25, 2023, no material adverse change shall have occurred in the assets, properties, operations, business, liabilities (actual or contingent) or condition (financial or otherwise) of the Corporation; and

(viii)	since July 25, 2023, there shall not have developed, occurred or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which in the opinion of the Subscriber, acting reasonably and in good faith, seriously adversely affects, or involves, or will seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation.

Section 4 Acknowledgments of the Subscriber

The Subscriber acknowledges that:

(a)	An investment in the Securities is not without risk and the Subscriber may lose HIS, HER OR ITS entire investment;

(b)	The offer, sale and issuance of the Securities is exempt from the prospectus requirements of Applicable Securities Laws and, as a result: (i) the Subscriber may not receive information that would otherwise be required under Applicable Securities Laws or be contained in a prospectus prepared in accordance with Applicable Securities Laws, (ii) the Subscriber is restricted from using most of the protections, rights and remedies available under Applicable Securities Laws, including statutory rights of rescission or damages, and (iii) the Corporation is relieved from certain obligations that would otherwise apply under Applicable Securities Laws;

(c)	No prospectus or registration statement has been filed with any Regulator in connection with the Offering and no Regulator has made any finding or determination as to the merit for investment in, or made any recommendation or endorsement with respect to, the Securities;

(d)	The Securities have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, and are being offered and sold in transactions not subject to such registration requirements, and therefore the Securities may not be offered or sold in the United States of America, its territories and possessions, any state of the United States or the District of Columbia (collectively, the “United States”) or to, or for the account or benefit of, a “U.S. Person” (as that term is defined in Regulation S promulgated under the U.S. Securities Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the laws of the United States) or a person in the United States, except pursuant to an effective registration statement under the U.S. Securities Act or in compliance with an available exemption from the registration requirements under the U.S. Securities Act and any applicable state securities laws;

(e)	The Corporation is required to file a report of trade with all applicable Regulators containing personal information about the Subscriber. This report of trade will include the full name, residential address and telephone number of the Subscriber, the number and type of securities purchased, the total purchase price paid for such securities, the date of the Closing and the prospectus exemption relied upon under Applicable Securities Laws to complete such purchase. The Corporation may also be required pursuant to Applicable Securities Laws to file this Agreement on SEDAR+ or on EDGAR. By completing this Agreement, the Subscriber authorizes the indirect collection of the information described in this Section 4(e) by all applicable Regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable Regulators and (ii) the filing of this Agreement on SEDAR+;

(f)	The Subscribed Debentures are being offered on a “private placement” basis and the Subscribed Debentures are not and will not be listed on the NYSE-American or any other stock exchange; and

(g)	The certificates representing the Subscribed Debentures, and the DRS Advices representing the Establishment Fee Shares and the Underlying Shares (and any replacement certificate issued prior to the expiration of the applicable hold periods), if any, will bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

“THE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES EXCEPT IN ACCORDANCE WITH THE PROVISIONS REGULATION S, PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION; AND THAT HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

Section 5 Representations and Warranties of the Subscriber

The Subscriber represents and warrants as follows to the Corporation at the date of this Agreement and at the Time of Closing and acknowledges and confirms that the Corporation is relying on such representations and warranties in connection with the offer, sale and issuance of the Securities to the Subscriber:

(a)	The Subscriber has knowledge in financial and business matters, is capable of evaluating the merits and risks of an investment in the Securities, and is able to bear the economic risk of such investment even if the entire investment is lost;

(b)	The Subscriber has not been provided with a prospectus, an offering memorandum or any other document in connection with its subscription for Securities and the Subscriber’s decision to subscribe for Subscribed Debentures and execute this Agreement has not been based on, and the Subscriber has not relied on, any verbal or written representation as to the facts made by or on behalf of the Corporation or any employee or agent of the Corporation and has been based entirely on this Agreement, the Term Sheet and the other Documents;

(c)	The distribution of the Securities has not been made through, or as a result of, and is not being accompanied by a general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over radio or television, or (ii) any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(d)	The Subscriber is knowledgeable of, or has been independently advised as to, the Applicable Securities Laws which would apply to this Agreement. The Subscriber is eligible to purchase or receive the Securities pursuant to an exemption from the prospectus requirements of Applicable Securities Laws. The Applicable Securities Laws of a jurisdiction outside of Canada in which the Subscriber might be subject do not require the Corporation to file a prospectus, offering memorandum or similar document or to register or qualify the distribution of the Securities, or for the Corporation to be registered with or to make any filings or seek any approvals of any kind whatsoever from any governmental or regulatory authority of any kind whatsoever in such jurisdiction outside of Canada. The delivery of this Agreement, the acceptance of it by the Corporation and the issue of the Securities to the Subscriber complies with all applicable laws of the Subscriber’s jurisdiction of residence or domicile and all other applicable laws and will not cause the Corporation to become subject to or comply with any continuous disclosure, prospectus or other periodic filing or reporting requirements under any such applicable laws;

(e)	The Subscriber was offered the Securities in, and is resident in, the jurisdiction set out as the “Subscriber’s Address” on the first page of this Agreement and intends the Applicable Securities Laws of that jurisdiction to govern the offer, sale and issuance of the Securities to the Subscriber;

(f)	The Subscriber does not act jointly or in concert with any other person for the purposes of the acquisition of the Securities;

(g)	The Subscriber is not in the United States or a U.S. Person, did not receive an offer to acquire the Securities within the United States, is not acquiring the Securities for the account of or benefit of a U.S. Person or a person in the United States, and did not execute this Agreement or otherwise place its order to purchase the Securities from within the United States;

(h)	The Subscriber has been independently advised as to and is aware of the resale restrictions under Applicable Securities Laws with respect to the Securities, including any Common Shares issued on conversion of the Subscribed Debentures, and acknowledges receipt of a written notice of the legend(s) or restriction(s) notation applicable to the resale of the Securities;

(i)	The Subscriber has not received, nor does it expect to receive any financial assistance from the Corporation, directly or indirectly, in respect of the Subscriber’s purchase of Securities;

(j)	No person has made any oral or written representations to the Subscriber: (i) that any person will resell or repurchase; (ii) that any person will refund the purchase price of the Securities; or (iii) as to the future value or price of any of the Securities;

(k)	The Subscriber (i) has the legal capacity and competence to execute, deliver and perform its obligations under this Agreement; and (ii) the execution and delivery of and performance by the Subscriber of this Agreement have been authorized by all necessary corporate or other action on the part of the Subscriber;

(l)	If the Subscriber is subscribing on its own behalf, this Agreement has been duly executed and delivered by the Subscriber, and constitutes a legal, valid and binding agreement of the Subscriber enforceable against him, her or it in accordance with its terms;

(m)	The Subscriber was not created, and is not being used, solely to purchase or hold securities without a prospectus in reliance on an exemption from the prospectus requirements provided for in Applicable Securities Laws;

(n)	The execution and delivery of and performance by the Subscriber of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event of condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any of the terms or provisions of the Subscriber’s constating documents or by-laws, if applicable, or any other contract, agreement, instrument, undertaking or covenant to which the Subscriber is a party or by which it is bound;

(o)	The Subscriber has obtained such legal and tax advice as it considers appropriate in connection with the offer, sale and issuance of the Securities and the execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement, and the Subscriber is not relying on the Corporation or its affiliates or counsel in this regard;

(p)	There are no agreements, commitments or understandings between the Subscriber and any of its insiders regarding the transactions contemplated herein or the securities of the Corporation;

(q)	The funds representing the aggregate Subscription Price advanced by the Subscriber are not proceeds of crime as defined in the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”). To the best of the Subscriber’s knowledge none of the subscription funds to be provided by the Subscriber (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada or any other applicable jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber; and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber’s name and other information relating to this Agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the PCMLTFA and shall promptly notify the Corporation if the Subscriber discovers that any of the foregoing representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith;

(r)	Neither the Subscriber nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in the Annex to United States Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, nor are they otherwise a prohibited party under the laws of the United States, and the monies used to fund the Subscription Price are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by the Office of Foreign Assets Control, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern”;

(s)	the Subscriber does not know or have any reason to suspect that (i) the monies used to fund the Subscription Price have been or will be derived from or related to any illegal activities, (ii) the proceeds earned by the Subscriber from its investment will be used to finance any illegal or illegitimate activities, or (iii) the monies used to fund the Subscription Price are being tendered on behalf of a person or entity who has not been identified to the Subscriber; and

(t)	the Subscriber shall, subject to applicable laws, promptly use commercially reasonable efforts to provide evidence within the control of the Subscriber to verify the accuracy of the foregoing representations and warranties at any time or times as the Corporation reasonably requires.

Section 6 Covenants of the Subscriber

(1)	The Subscriber will comply with Applicable Securities Laws concerning the subscription, purchase, holding and resale of the Securities and will consult with its legal advisers with respect to complying with resale restrictions under Applicable Securities Laws with respect to the Securities.

(2)	The Subscriber will execute, deliver, file and otherwise assist the Corporation in filing any reports, undertakings and other documents required under Applicable Securities Laws in connection with the offer, sale and issuance of the Securities.

(3)	The Subscriber consents to the release by the Corporation of certain information regarding this subscription, including the Subscriber’s name, address and the number of Securities purchased, for the sole purpose of complying with securities and tax regulatory policies of regulatory authorities in the applicable jurisdictions.

Section 7 Representations and Warranties of the Corporation

The Corporation represents and warrants as follows to the Subscriber at the date of this Agreement and at the Time of Closing and acknowledges and confirms that the Subscriber is relying upon such representations and warranties in connection with the offer, sale and issuance of the Securities to the Subscriber:

(a)	The Corporation and its wholly-owned subsidiaries are incorporated or organized and existing in good standing under the laws of their respective jurisdictions in which they are existing as of the date hereof;

(b)	The execution, delivery and performance by the Corporation of this Agreement have been authorized by all necessary corporate action on the part of the Corporation;

(c)	Each of the Documents has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding agreement of the Corporation enforceable against it in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors’ rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(d)	The Corporation has complied with all Applicable Securities Laws in connection with the offer, sale and issuance of the Securities;

(e)	All material information concerning the Corporation filed by or on behalf of the Corporation under its profile on SEDAR+ (including, without limitation, annual reports, annual information forms, quarterly reports, annual and interim financial information, proxy statement and information circulars, current reports and material change reports, technical reports, press releases and all other documents filed by or on behalf of the Corporation under the Corporation’s profile on SEDAR+) (the “Public Record”):

(i)	is true, correct and complete in all material respects;

(ii)	does not exclude any information that has been filed on a confidential basis and which remains confidential as at the date hereof; and

(iii)	does not contain any misrepresentations (as such term is defined under Applicable Securities Laws in British Columbia), as at the respective dates on which such information was prepared.

The Corporation is not in possession of any undisclosed material information regarding the Corporation, its assets or the Securities, which it would be required to disclose under Applicable Securities Laws;

(f)	The Corporation is the holder of the royalty and stream interests (the “Royalty and Stream Interests”) disclosed in the Public Record, and each of the agreements under which the Corporation has acquired the Royalty and Stream Interests (the “Royalty and Stream Interest Agreements”) is valid, subsisting, in good standing and in full force and effect, in accordance with the terms thereof. The Corporation has performed all material obligations in a timely manner under, and is in material compliance with, all terms, conditions and covenants contained in the Royalty and Stream Interest Agreements, and has not received any notification from any party claiming that the Corporation is in breach, violation or default of any material term, condition or covenant contained in the Royalty and Stream Interest Agreements and, to the knowledge of the Corporation, no other party to the Royalty and Stream Interest Agreements is in breach, violation or default of any material term, condition or covenant contained therein, except, in each instance with respect to each representation and warranty provided in this paragraph (f), as would not be expected to result in a material adverse effect on the business of the Corporation and its subsidiaries, taken as a whole, or as otherwise disclosed in the Public Record.

(g)	To the knowledge of the Corporation, including based on its due diligence review in connection with entering into the Royalty and Stream Interest Agreements and in respect of the Royalty and Stream Interests, there is no material fact or circumstance, or any suit, action or proceeding pending or threatened relating to the Royalty and Stream Interests or relating to the mineral properties or assets underlying the Royalty and Steam Interests that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Corporation and its subsidiaries, taken as a whole.

(h)	To the knowledge of the Corporation, there is no agreement, option or any other right or obligation binding upon, or which at any time in the future may become binding upon, the Corporation requiring it to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Royalty and Stream Interests, other than pursuant to its existing senior credit facility.

(i)	To the knowledge of the Corporation, in respect of the mineral properties or assets underlying its Royalty and Stream Interests:

(i)	all exploration, development and other actions and operations in respect of the mineral properties or assets underlying the Royalty and Stream Interests have been conducted in compliance with all applicable laws in all material respects and there have been no material claims of, complaints of, notices of, or prosecutions for an offence alleging, non-compliance with any applicable laws in respect of the mineral properties or assets underlying the Royalty and Stream Interests;

(ii)	no part of the mineral properties or assets underlying the Royalty and Stream Interests have been taken, revoked, condemned or expropriated by any Regulator nor has any written notice or proceeding in respect thereof been given, commenced or threatened or is pending, nor does the Corporation have any knowledge of the intent or proposal to give any such notice or commence any such proceeding; and

(iii)	there are no actions, proceedings, inquiries, disruptions, protests, blockades or initiatives by non-governmental organizations or activist groups that are ongoing or threatened which could reasonably be expected to materially and adversely affect the ability to explore, develop or otherwise operate the mineral properties or assets underlying the Royalty and Stream Interests.

(j)	The Corporation is in material compliance with the provisions of NI 43-101, has filed all technical reports required thereby and, to the extent required by NI 43-101, there is a current technical report in respect of each mineral property in respect of which the Corporation holds material Royalty and Stream Interests. The scientific and technical information set forth in the documents disclosed in the Public Record has been reviewed and verified by a “qualified person” as required under NI 43-101.

(k)	The financial statements of the Corporation included in the Public Record present fairly in all material respects the financial condition, results of operations and cash flows of the Corporation and its wholly-owned subsidiaries on a consolidated basis as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Applicable Securities Laws and have been prepared in conformity with Canadian generally accepted accounting principles or international financial reporting standards, as the case may be, in each case applied on a consistent basis throughout the periods involved; and

(l)	No action, suit or proceeding by or before any Regulator or any arbitrator, involving the Corporation or any of its wholly-owned subsidiaries, its property or property of its wholly-owned subsidiaries is pending or, to the knowledge of the Corporation, threatened that could reasonably be expected to result in any material adverse change in the assets, properties, operations, business, liabilities (actual or contingent) or condition (financial or otherwise) of the Corporation and its wholly-owned subsidiaries, taken as a whole.

Section 8 Covenants of the Corporation

(a)	The Corporation will, within the required time, file with the Regulators any documents, reports and information, in the required form, required to be filed by Applicable Securities Laws or by the rules and policies of a Regulator in connection with the Offering, together with any applicable filing fees and other materials, including without limitation any documents or fees required to satisfy any conditions set out in the NYSE-American’s approval of the listing of the Underlying Shares, the Interest Shares and the Establishment Fee Shares.

(b)	The Corporation shall use its commercially reasonable efforts (i) to file, within forty-five (45) days after the Closing Date, a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act on Form F-3, if available, or on any other available form, to register (a) for resale by the Subscriber of the Underlying Shares, the Establishment Fee Shares, and any Interest Shares, and (b) for issuance to the Subscriber the estimated maximum number of Interest Shares potentially issuable in payment of the Interest Obligation on the Subscribed Debentures, together with any additional securities that have been issued or may become issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (collectively, the “Registrable Securities”); and (ii) to cause the Registration Statement to be declared effective by the SEC within one hundred and twenty (120) days after the Closing Date; and, in the event the Corporation determines, at any time, or from time to time, that the number of Interest Shares registered for issuance in payment of interest on the Subscribed Debentures will be insufficient to cover the full amount of the Interest Obligation payable in Interest Shares, the Corporation shall, within five (5) business days after the date of such determination (the “Determination Date”), notify the Subscriber of the number of Common Shares that must be registered to cover the shortfall (the “Shortfall Number”) and shall use its commercially reasonable efforts (A) to file another registration statement with the SEC on Form F-3, if available, or on any other available form (the “Shortfall Registration Statement”), to register for issuance to the Subscriber or for resale by the Subscriber, or both, as applicable, the Shortfall Number of Common Shares, together with any additional securities that have been issued or may become issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shortfall Number of Common Shares; and (B) to cause the Shortfall Registration Statement to be declared effective by the SEC as soon as is reasonably practicable, and in any event within one hundred and twenty (120) days after the Determination Date.

Section 9 Fees and Expenses

(1)	The Corporation will pay, on the Closing Date, all of the Subscriber’s reasonable out of pocket due diligence and reasonable and documented legal fees (subject to an aggregate maximum amount for the Subscriber’s legal fees of $___________) in relation to the transactions contemplated by this Agreement, including any related travel expenses.

(2)	The Corporation will pay to the Subscriber, on the Closing Date, an establishment fee (the “Establishment Fee”) equal to $_____________ (being ____% of the principal amount of the Subscribed Debentures). [The Establishment Fee will be satisfied by the issuance of the Establishment Fee Shares at a price per Establishment Fee Share of US$______, evidenced by DRS Advices registered in the name of the Subscriber.]

Section 10 Use of Proceeds

The Corporation covenants and agrees with the Subscriber that it will use the proceeds from the issuance and sale of the Subscribed Debentures to fund the acquisition of a new royalty asset and for general corporate purposes.

Section 11 Survival

The representations, warranties, acknowledgements and covenants contained in this Agreement and any certificate or document delivered pursuant to or in connection with this Agreement will survive Closing and continue in full force and effect for a period of two years notwithstanding any subsequent disposition or exchange of the Securities.

Section 12 No Beneficial Subscribers

The Subscriber is acquiring the Securities as principal and not on behalf of any beneficial subscriber.

Section 13 Schedules

The following Schedules are incorporated into and form an integral part of this Agreement, and any reference to this Agreement includes the Schedules:

Schedule A	Payment Information

Schedule B	Form of Indenture

Schedule C	Form of Investor Rights Agreement

Section 14 Interpretation

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the Agreement’s interpretation. In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.

Section 15 Assignment

This Agreement becomes effective when executed by all of the parties to it. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, heirs, executors, administrators and legal representatives. This Agreement is not transferable or assignable by any party to it.

Section 16 Amendment

Neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by, or on behalf of, the party against whom any waiver, change, discharge or termination is sought.

Section 17 Entire Agreement

This Agreement and the Documents constitutes the entire agreement between the parties with respect to the transactions contemplated by it and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 18 Enforceability

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

Section 19 Time of Essence

Time is of the essence in this Agreement.

Section 20 Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Subscriber irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Agreement and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 21 Language of Documents

It is the express wish of the parties to this Agreement that this Agreement and all related documents be drafted in English. Les parties aux présentes conviennent et exigent que cette convention ainsi que tous les documents s’y rattachant soient rédigés en langue anglaise.

Section 22 Execution by Facsimile and Counterparts

This Agreement including the Schedules may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same document. If the Subscriber does not deliver a complete copy of this Investment Agreement to the Corporation, the Corporation shall be entitled to assume that the Subscriber accepts and agrees with all of the terms and conditions of this Investment Agreement on the pages not delivered at the closing time, unaltered.

Section 23 Currency

References in this Agreement and the Schedules to “$” or “US$” are to United States dollars.